Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 30, 2009, relating to the consolidated financial statements and consolidated financial statement schedules of New Jersey Resources Corporation and subsidiaries, and the effectiveness of New Jersey Resources Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 2009.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

January 28, 2010